EXHIBIT 99.1

Investor Relations Contact:	April 27, 2004
Steve Belgrad, 303-394-7706

Media Contacts:
Jane Ingalls, 303-394-7311
Blair Johnson, 720-210-1439
Shelley Peterson, 303-316-5625

JANUS REACHES AGREEMENTS IN PRINCIPLE WITH REGULATORS,
ANNOUNCES FIRST QUARTER 2004 RESULTS

Continued Improvement in Investment Performance, Successful Debt Restructuring and
Appointment of Chief Investment Officer Highlight Recent Accomplishments

DENVER – Janus Capital Group Inc. (NYSE: JNS) today confirmed that it has reached agreements in principle with the Attorneys General of New York and Colorado, and the Colorado Division of Securities related to the company’s previously disclosed frequent-trading arrangements. Janus and the U.S. Securities and Exchange Commission staff also reached an agreement in principle on monetary terms that is subject to approval by the SEC commissioners.

Under the terms of the agreements in principle, Janus will establish a pool of $100 million that will be available to compensate investors for the adverse effects of frequent trading and other mutual fund practices. Of this amount, $50 million will be in the form of a civil penalty. Janus also will make $1.2 million in other settlement-related payments required by the state of Colorado. In addition, Janus has agreed to reduce its management fees by approximately $25 million per year for the next five years. On average, the fee reductions represent 1.7 basis points of the company’s total assets under management of $145.0 billion as of March 31, 2004. Specific fee reductions on a fund-by-fund basis will be determined by the independent trustees of the respective Janus funds in consultation with the New York Attorney General’s office.

“These agreements reflect Janus’ commitment to do whatever is necessary to earn investors’ confidence,” said the company’s chairman and CEO Steve Scheid. “We realize our business is built on trust and we’re dedicated to upholding the highest ethical standards in everything we do. As we move forward, our focus is on delivering consistently strong fund performance and growing our business.”

In addition, Janus will be required to adopt policies, procedures and governance measures similar to those agreed to by other mutual fund companies that have reached settlements with regulatory agencies. These agreements in principle will not resolve any of the civil lawsuits that have been brought in various federal and state courts against Janus, the Janus Funds and related individuals and entities. These lawsuits include the civil suits that have been transferred to the District of Maryland involving claims based on or similar to the allegations contained in the New York Attorney General’s complaint against Canary Capital, the “fair value” litigation pending in Illinois state court and recently filed civil lawsuits challenging the appropriateness of the fees charged by Janus to the Janus Funds.

First Quarter 2004 Earnings

Reflecting the impact of the preliminary settlement agreements, Janus Capital Group reported a first quarter net loss of $19.3 million, or a loss of $0.08 per diluted share, compared with net income of $38.6 million, or $0.17 per diluted share, in the comparable 2003 quarter. Current quarter results include a charge of $59.0 million, or $0.21 per diluted share, related to the preliminary settlement of the regulatory investigation, a write-down of intangible assets of $14.2 million, or $0.04 per diluted share, and a personnel-related charge of $7.6 million, or $0.02 per diluted share.

The charge of $59.0 million includes $55.7 million of previously unaccrued civil penalties and restitution costs and $3.3 million of legal and other administrative expenses related to the investigation. Of the total investigation-related charge of $71.8 million recorded in 2003, $45.5 million represented the company’s best estimate at the time for possible restitution and civil penalties.

To provide a more comparable basis for evaluating Janus’ operating results and financial performance over time, Janus management analyzes historical results after adjusting for certain items that are not ongoing or are non-operational in nature. The company believes that excluding these items is useful to both management and investors. (Please see reconciliation of such items on page 7 of this release.) Excluding the previously mentioned charges, first quarter 2004 adjusted net income totaled $44.3 million, or $0.19 per diluted share, compared with adjusted net income of $39.2 million, or $0.17 per diluted share, in the first quarter of 2003. Included in the first quarter 2003 earnings of $0.17 per diluted share is $0.05 per diluted share of equity earnings from DST Systems, Inc. Janus no longer records equity earnings from DST as of December 1, 2003, the date the exchange transaction closed.

Janus’ investment management business reported first quarter 2004 operating income and margins of $8.5 million and 3.4%, respectively. On an adjusted basis, operating income and margins totaled $89.3 million and 35.7%, respectively, during the first quarter 2004 compared with $63.5 million and 27.5% in the first quarter 2003.

CEO’s Perspective

Scheid said Janus’ investment management business is solid, noting that average assets increased 10% from the first quarter 2003 and adjusted operating margins rose 8.2%.

“I’m encouraged that our investment performance improved again this quarter,” Scheid said. “Our goal is to build on that momentum and leverage our broader product lineup to retain current clients and attract new ones.

“Looking ahead, I’m confident that Janus is well positioned for success and that the addition of Gary Black as our new CIO makes a strong company even stronger.”

Scheid also said that when Janus completes the final phase of its debt restructuring next month, the company will be better positioned for success because it will have a much stronger balance sheet and more financial flexibility. On a consolidated basis, the company expects to reduce its GAAP debt by nearly 56% – to approximately $378 million – once the debt restructuring is completed. (Please see below for more details.)

Recent Developments

President and Chief Investment Officer
 On March 15, 2004, Gary D. Black, formerly chief investment officer for Goldman Sachs Asset Management’s Global Equities business, was appointed president and chief investment officer of Janus effective April 26, 2004. Black is responsible for the performance of all Janus Capital Group products and investment management activities, including overseeing Janus portfolio managers, research analysts and trading personnel. He will also work with Janus’ subsidiaries and affiliates – INTECH; Perkins, Wolf, McDonnell and Company; and Bay Isle Financial – on product development and investment performance.

“Janus has a reputation for doing great fundamental research, which is the key to our investment process,” Black said. “All of us on the portfolio management team are focused on leveraging our research edge to help deliver consistently strong results.”

Debt Restructuring
 On April 26, 2004, Janus completed the exchange of approximately $465 million of Senior Notes (previously maturing in 2006 and 2009) for $527.4 million of 6.119% Senior Notes due 2014. During May, the company expects that its wholly-owned subsidiary, Capital Group Partners, will purchase $445 million of the New Senior Notes. This, combined with the expected retirement of $84 million of Liquid Yield Option Notes on April 30, 2004, will reduce Janus’ consolidated debt to approximately $378 million. As a result of the transactions, Janus anticipates that it will report a second quarter non-operating pre-tax charge of approximately $55.0 million, or $0.15 per diluted share, primarily related to the decline in interest rates.

Write-down of Intangible Assets
 As disclosed in March, Janus recorded a write-down of intangible assets totaling $14.2 million, or $0.04 per diluted share, in the first quarter 2004 to account for asset withdrawals that certain subadvised accounts and institutional clients announced after their year-end client reviews.

Personnel Matters
 As previously announced, former CEO Mark Whiston resigned from his positions with the company, its affiliates and as a member of Janus’ board effective April 20, 2004. He was succeeded as CEO by Steve Scheid, who will continue to serve as chairman of the company’s board. (To reflect the company’s commitment to corporate governance, Scheid will no longer sit on any of the Janus board committees, which are comprised exclusively of independent directors.) Janus anticipates that the payments and benefits to be provided in connection with Whiston’s departure will result in a second quarter charge of approximately $17.0 million, or $0.04 per diluted share.

Investment Management Segment Results – First Quarter 2004 vs. First Quarter 2003

First quarter 2004 average assets under management were $148.4 billion, compared with $135.0 billion for the comparable 2003 quarter, an increase of 9.9%. The increase in average assets under management resulted in an 8.1% increase in revenue, from $231.2 million to $249.9 million.

Significant changes in operating expenses from the first quarter of 2003 include the following:

•	Employee compensation and benefits increased during the current quarter as a result of higher incentive-based compensation from increased average assets under management and improved relative fund performance, combined with certain retirement payments disclosed in the first quarter. Partially offsetting these increases was a final adjustment to the 2003 company-wide core bonus accrual.

•	Restricted stock compensation was reduced by the $3.6 million decline in the quarterly amortization rate caused by employee departures and the resulting forfeiture of unvested restricted stock. This reduction was offset by an equivalent charge for retirement-related accelerated vesting of equity compensation disclosed in the first quarter.

•	Marketing and distribution declined as a result of lower discretionary advertising. However, discretionary advertising expenses will increase in the second quarter by approximately $4 million as a result of Janus’ new print and television advertising campaign that began on April 4, 2004.

•	Depreciation and amortization decreased $4 million because past significant technology-related capital expenditures were fully depreciated during the second half of 2003.

•	General, administrative and occupancy increased $3.9 million, approximately $2 million of which was due to cash payments for certain third-party products and services previously acquired with soft-dollars.

Printing and Fulfillment Segment Financial Results – First Quarter 2004

The printing and fulfillment business realized an operating loss of $2.4 million and a net loss of $1.4 million. This loss includes $0.7 million of depreciation and $1.8 million of amortization expense associated with the allocation of purchase price to fixed assets and identifiable intangibles. Remaining goodwill associated with the acquisition totaled $75.5 million at March 31, 2004.

First Quarter 2004 Earnings Call

Janus Capital Group will discuss its results during a conference call April 28, 2004, at 11 a.m. Eastern Daylight Time. The call-in number will be 877-301-7574. (Anyone outside the U.S. or Canada should call 706-643-3623.) The slides will be available in the Investor Relations section of the Janus Capital Group Web site (www.janus.com) approximately 30 minutes prior to the call. For those unable to join the conference call at the scheduled time, a replay will be available on www.janus.com.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus containing this and other information, please call Janus at 1-800-525-3713 or download the file from www.janus.com. Read it carefully before you invest or send money.

Past performance is no guarantee of future results.

This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003, on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

JANUS CAPITAL GROUP INC.
Non-GAAP Reconciliation
(dollars in millions, except per share data)

Janus management analyzes historical results after adjusting for certain items that are not ongoing or are non-operational in nature. The company believes that excluding these items is useful to management and investors because it provides a more comparable basis for evaluating Janus’ operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended
March 31, 2004	Operating Income	Net Income (Loss)	Diluted EPS
As Reported	$6.1	$(19.3)	$(0.08)
Adjustments
Personnel-related charge [1]	7.6	4.6	0.02
Mutual fund investigation [1]	59.0	50.2	0.21
Restructuring and impairments [1]	14.2	8.8	0.04

Adjusted	$86.9	$44.3	$0.19

By segment (as adjusted)
Investment management	$89.3	$45.7	$0.19
Printing and fulfillment	(2.4)	(1.4)	—

Total	$86.9	$44.3	$0.19

December 31, 2003
As Reported	$23.9	$812.9	$3.52
Adjustments
Discontinued operations [1]	—	(1.7)	(0.01)
Mutual fund investigation [1]	62.8	44.1	0.19
Restructuring and impairments [1]	9.3	6.9	0.03
Gain on DST exchange (including income taxes) [2]	—	(807.7)	(3.50)

Adjusted	$96.0	$54.5	$0.23

By segment (as adjusted)
Investment management	$96.0	$47.7	$0.20
DST	—	6.8	0.03
Printing and fulfillment	—	—	—

Total	$96.0	$54.5	$0.23

March 31, 2003
As Reported	$63.5	$38.6	$0.17
Adjustment — Discontinued operations [1]	—	0.6	—

Adjusted	$63.5	$39.2	$0.17

By segment (as adjusted)
Investment management	$63.5	$28.6	$0.12
DST	—	10.6	0.05

Total	$63.5	$39.2	$0.17

1 — Adjustment to the investment management segment.

2 — Adjustment to the DST segment.

JANUS CAPITAL GROUP INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Revenues:
Investment management fees	$199.2	$203.4	$181.1
Shareowner servicing fees and other	50.7	50.8	50.1
Printing and fulfillment	24.5	7.2	—

Total	274.4	261.4	231.2

Operating expenses:
Employee compensation and benefits	62.0	53.0	57.9
Restricted stock compensation	21.5	18.1	21.5
Marketing and distribution	38.9	40.1	40.9
Depreciation and amortization	15.8	16.3	18.0
General, administrative and occupancy	34.1	31.4	29.4
Cost of printing and fulfillment	22.8	6.5	—
Restructuring and impairments	14.2	9.3	—
Provision for mutual fund investigation	59.0	62.8	—

Total	268.3	237.5	167.7

Operating Income	6.1	23.9	63.5
Equity in earnings of unconsolidated affiliates	1.1	12.5	17.1
Gain on disposition of DST common shares	—	631.3	—
Interest expense	(14.8)	(15.0)	(16.1)
Other, net	3.2	4.1	3.0

Income (loss) before taxes and minority interest	(4.4)	656.8	67.5
Income tax provision (benefit)	13.1	(155.9)	27.5
Minority interest in consolidated earnings	1.8	1.5	0.8

Income (loss) from continuing operations	(19.3)	811.2	39.2

Loss from operations of Nelson	—	—	(0.6)
Gain on disposal of Nelson	—	1.7	—

Gain (loss) from discontinued operations	—	1.7	(0.6)

Net income (loss)	$(19.3)	$812.9	$38.6

Basic earnings (loss) per share
Weighted average common shares outstanding (in millions)	230.4	229.3	223.8
Income (loss) from continuing operations	$(0.08)	$3.54	$0.17
Gain from discontinuing operations	—	0.01	—

Net income (loss)	$(0.08)	$3.55	$0.17

Diluted earnings (loss) per share
Weighted average diluted common shares outstanding (in millions)	232.4	231.0	224.8
Income (loss) from continuing operations	$(0.08)	$3.51	$0.17
Gain from discontinuing operations	—	0.01	—

Net income (loss)	$(0.08)	$3.52	$0.17

JANUS CAPITAL GROUP INC.
UNAUDITED OPERATING RESULTS BY SEGMENT
(dollars in millions)

	Three Months Ended
	March 31,	December 31,	March 31,
INVESTMENT MANAGEMENT	2004	2003	2003
Revenues:
Investment management fees	$199.2	$203.4	$181.1
Shareowner servicing fees and other	50.7	50.8	50.1

Total	249.9	254.2	231.2

Operating expenses:
Employee compensation and benefits	60.5	52.5	57.9
Restricted stock compensation	21.5	18.1	21.5
Marketing and distribution	38.9	40.1	40.9
Depreciation and amortization	14.0	16.3	18.0
General, administrative and occupancy	33.3	31.2	29.4
Restructuring and impairments	14.2	9.3	—
Provision for mutual fund investigation	59.0	62.8	—

Total	241.4	230.3	167.7

Operating Income	$8.5	$23.9	$63.5

Operating Margin	3.4%	9.4%	27.5%
Operating Margin as Adjusted	35.7%	37.8%	27.5%

	Three Months Ended
	March 31,	December 31,	March 31,
PRINTING AND FULFILLMENT	2004	2003	2003
Revenue	$24.5	$7.2	N/A
Cost of printing and fulfillment	22.8	6.5

	1.7	0.7
Expenses:
Employee compensation and benefits	1.5	0.5
Depreciation and amortization	1.8	—
General, administrative and occupancy	0.8	0.2

Total	4.1	0.7

Operating loss	$(2.4)	$—

Operating Margin	-9.8%	0.0%

Operating margin is defined as operating income divided by revenue. Adjusted operating margins adds back charges related to the mutual fund investigation, personnel charges and restructuring and impairment charges (see Page 7 for discussion of non-GAAP measures).

JANUS CAPITAL GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31	December 31,
	2004	2003
Assets
Cash and cash equivalents	$1,278.5	$1,222.8
Other current assets	294.6	243.4
Investments and other assets	412.3	386.2
Property and equipment, net	62.0	58.7
Intangibles and goodwill, net	2,416.9	2,421.1

Total Assets	$4,464.3	$4,332.2

Liabilities and Stockholders’ Equity
Debt	$851.8	$852.6
Other liabilities	292.9	254.1
Deferred income taxes	640.3	564.3
Stockholders’ equity	2,679.3	2,661.2

Total Liabilities and Stockholders’ Equity	$4,464.3	$4,332.2

UNAUDITED CONDENSED CONSOLIDATED
CASH FLOW INFORMATION
(dollars in millions)

	Three Months Ended
	March 31,	December 31,	March 31,
Cash provided by (used in)	2004	2003	2003
Operating activities	$78.3	$92.0	$39.3
Investing activities	(20.7)	1,007.9	(46.6)
Financing activities	(1.9)	(0.2)	(10.1)

Net change during period	$55.7	$1,099.7	$(17.4)

JANUS CAPITAL GROUP INC.
AVERAGE ASSETS UNDER MANAGEMENT BY DISTRIBUTION SEGMENT
(dollars in billions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
TPA/Adviser-assisted	$70.5	$73.6	$71.4
Direct no-load	37.5	37.4	33.8
Offshore/International	6.2	6.0	5.3
Private/Subadvised	34.2	32.2	24.5

Total average assets	$148.4	$149.2	$135.0

ASSETS UNDER MANAGEMENT BY MANAGER
(dollars in billions)

	March 31,	December 31,	March 31,
	2004	2003	2003
Janus Capital Management LLC*	$120.4	$128.8	$118.8
Bay Isle Financial LLC	1.2	1.2	1.0
Enhanced Investment Technologies, LLC	15.5	14.3	8.1
Perkins, Wolf, McDonnell and Company	7.9	7.2	4.8

Total assets	$145.0	$151.5	$132.7

*	Includes approximately $0.1 billion of assets managed by Vontobel Asset Management, Inc. at March 31, 2004 and December 31, 2003.

JANUS CAPITAL GROUP INC.
ASSET FLOWS BY INVESTMENT DISCIPLINE
(dollars in billions)

	Three Months Ended
	March 31,
	2004	2003
Growth Equity
Beginning of period assets	$84.9	$81.5
Sales	2.6	5.3
Redemptions	(8.9)	(8.1)

Net sales (redemptions)	(6.3)	(2.8)
Market appreciation (depreciation)	2.2	(3.1)

End of period assets	$80.8	$75.6

Mathematical / Quantitative
Beginning of period assets	$14.3	$7.3
Sales	1.3	0.9
Redemptions	(0.8)	(0.1)

Net sales (redemptions)	0.5	0.8
Market appreciation (depreciation)	0.7	—

End of period assets	$15.5	$8.1

Fixed Income
Beginning of period assets	$7.3	$6.8
Sales	0.6	1.6
Redemptions	(1.0)	(0.8)

Net sales (redemptions)	(0.4)	0.8
Market appreciation (depreciation)	(0.2)	0.2

End of period assets	$6.7	$7.8

Core / Blend
Beginning of period assets	$20.8	$18.9
Sales	0.7	1.0
Redemptions	(2.2)	(1.3)

Net sales (redemptions)	(1.5)	(0.3)
Market appreciation (depreciation)	0.6	(0.3)

End of period assets	$19.9	$18.3

Value
Beginning of period assets	$8.4	$6.4
Sales	1.0	0.5
Redemptions	(1.0)	(0.5)

Net sales (redemptions)	—	—
Market appreciation (depreciation)	0.7	(0.4)

End of period assets	$9.1	$6.0

Money Market
Beginning of period assets	$15.8	$17.5
Sales	26.2	70.1
Redemptions	(29.0)	(70.8)

Net sales (redemptions)	(2.8)	(0.7)
Market appreciation (depreciation)	—	0.1

End of period assets	$13.0	$16.9

Complex-Wide
Beginning of period assets	$151.5	$138.4
Sales	32.4	79.4
Redemptions	(42.9)	(81.6)

Net sales (redemptions)	(10.5)	(2.2)
Market appreciation (depreciation)	4.0	(3.5)

End of period assets	$145.0	$132.7